Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

RCLEC, Inc.	Delaware

RCVA, Inc.	Virginia

RingCentral UK Ltd.	United Kingdom

RingCentral Canada, Inc.	Canada

Xiamen RingCentral Software Co., Ltd.	China

RingCentral CH GmbH	Switzerland

RingCentral B.V.	Netherlands

RingCentral Florida, LLC	Delaware

RingCentral Hong Kong Ltd.	Hong Kong

RingCentral Xiamen Software Co., Ltd.	China

RingCentral Singapore Pte. Ltd.	Singapore

RingCentral Ireland Ltd.	Ireland

RingCentral Espana SLU.	Spain